The McGraw-Hill Companies Reports Record 1st Quarter Revenue and Adjusted Earnings

Revenue Increases 6%

Adjusted Diluted 1Q EPS Increases 30% to $0.51 (as Reported $0.43)

McGraw Hill Financial Revenue and Operating Profit Increase 8% and 10% Respectively

Growth and Value Plan Remains On Track

NEW YORK, April 24, 2012 /PRNewswire/ -- The McGraw-Hill Companies (NYSE: MHP) today reported record revenue of $1,331 million in the first quarter, an increase of 6% compared to the same period last year. Net income from continuing operations was $123 million and diluted earnings per share were $0.43.

Excluding the impact of one-time costs related to the Growth and Value Plan, adjusted net income from continuing operations increased 19% to $144 million and adjusted diluted earnings per share increased 30% to a record of $0.51. This increase was primarily due to strong growth in Commodities & Commercial and S&P Capital IQ / S&P Indices.

"With record first quarter results, we are off to a great start to 2012," said Harold McGraw III, chairman, president, and chief executive officer of The McGraw-Hill Companies. "The results are particularly gratifying in light of all of the effort our employees are making to prepare for the separation of the Corporation by year-end into two highly focused industry leaders."

The Corporation continues to make progress on the Growth and Value Plan and remains on track to establish two separate industry leaders by year-end:

  The Corporation has received a ruling from the Internal Revenue Service agreeing to the tax-free status for the spin-off of McGraw-Hill Education.
  The Corporation plans to file the Form 10 in the coming weeks.
  Progress continues on achieving at least $100 million in cost savings, on a run-rate basis, by year-end.
  Global effort progressing towards two separate, highly focused industry leaders.
  S&P Capital IQ / S&P Indices bolstered with global acquisitions of R2 Financial Technologies and QuantHouse, headquartered in Toronto and Paris, respectively.

The Outlook: "2012 guidance remains unchanged with adjusted diluted earnings per share of $3.25 to $3.35," said Mr. McGraw. "For 2012 we anticipate continued strength across our financial businesses. In education, I am encouraged by recent growth trends in Higher Education and Professional. In addition, our cost reduction efforts are offsetting government funding challenges in the elementary-high school portion of our education business."

McGraw-Hill Financial: Businesses that make up what will be McGraw-Hill Financial reported revenue of $1,035 million and operating profit of $357 million, an increase of 8% and 10%, respectively, compared to the same period a year ago. McGraw-Hill Financial will include the following lines of business:

  S&P Capital IQ / S&P Indices: Revenue increased 9% to $353 million and operating profit increased 11% to $107 million.

Revenue of S&P Capital IQ, which includes Integrated Desktop Solutions, Enterprise Solutions, and Research & Analytics, increased by 10% to $274 million. Growth in subscription and platform enhancements enabled S&P Capital IQ to gain share and increase its number of clients to more than 4,000, up 11% compared to 2011. Also, with the continued integration of TheMarkets.com and the Global Credit Portal into the S&P Capital IQ platform, cross-selling opportunities are being created to offer new capabilities to existing customers.

Enterprise Solutions benefited from regulations which increased the demand for securities identifiers such as CUSIP and ratings data.

Revenue for S&P Indices grew 5% to $79 million as growth in ETF assets under management more than offset a decline in exchange-traded derivatives. Year-over-year ETF assets under management based on S&P's indices increased 11% to $358 billion. Looking forward, S&P Indices continues to expect regulatory approval of its joint venture with CME Group by mid-year.

International revenue increased 16% to $108 million in the first quarter and represented 30% of total revenue for this segment.

  Standard & Poor's Ratings Services: Revenue increased 5% to $466 million and operating profit decreased 2% to $186 million.  Transaction revenue increased 10% to $194 million compared to the same period last year driven by an increase in U.S. public finance issuance of 61%.  U.S. corporate issuance increased 8% benefitting from record speculative-grade issuance.  European corporate issuance declined 10% as non-financial corporate issuance growth of 31% was offset by a 27% decline in financial services issuance.  Worldwide structured finance issuance declined 14%.

Non-transaction revenue grew by 2% to $272 million in the first quarter compared to the same period last year. Non-transaction revenue represented 58% of S&P Ratings' total revenue compared to 60% for the same period last year. Non-transaction revenue includes annual contracts, surveillance fees, and a royalty from S&P Capital IQ / S&P Indices for the right to use and distribute S&P Ratings' content. International revenue, benefitting from strong European non-financial corporate issuance and continued growth at CRISIL, grew 7%, outpacing domestic growth of 4%. International revenue represented 47% of total revenue. Foreign currency negatively impacted revenue by $5 million.

Operating profit was down slightly due to targeted investments in new employees to support the growth of Corporate and Government ratings and growth in emerging markets. Legal expenses, while down sequentially, were also up versus a year ago.

  Commodities & Commercial: Revenue increased 13% to $233 million and operating profit grew by 64% to $64 million in the first quarter compared to the same period last year.  The business includes brands that have great recognition within their respective industries including Platts, J.D. Power and Associates, McGraw-Hill Construction, and Aviation Week.

Platts is one of the premier brands within the Corporation and drove the Commodities business' revenue to $118 million and 22% growth during the period. Excluding the acquisition of Steel Business Briefing, which was not included in first quarter 2011 results, the Commodities business revenue was $115 million and grew 18%.

Growth in Commercial was led by J.D. Power and Associates which realized greater penetration of its syndicated research studies as well as increased proprietary research and consulting services.

McGraw-Hill Education: Revenue for the segment declined 2% to $296 million and operating loss improved 13% to ($65) million in the first quarter compared to the same period last year. The first quarter is the seasonally weakest each year. The improvement in operating loss was in part the result of restructuring actions that were implemented in the fourth quarter of 2011.

  Higher Education, Professional and International Group (HPI):  Revenue increased 2% to $201 million in the first quarter compared to the same period last year.  Higher Education and Professional delivered revenue growth while International revenue declined modestly in most geographies.  The makeup of the business continues to evolve to a more digital business.  The Professional business is leading the way with nearly 40% of revenue derived from digital products and services.  That represents 33% growth in digital e-books, licensing, and subscriptions over last year.  In fact, Professional now offers more than 6,000 e-book titles.
  School Education Group (SEG): Revenue decreased 10% to $95 million for the quarter.  The business continues to be impacted by the decline in state funding.  In this seasonally slow sales quarter, the sales and marketing groups are engaged in garnering business for later in the year and the editorial groups are focused on completing new products, many of which now offer digital components or digital delivery options.  CINCH® Science and CINCH® Math are two examples.  These products use technology to support and deliver effective, individualized instruction while improving student engagement.

Corporate Expense: In the first quarter, adjusted corporate expense increased $4 million compared to the same period last year, primarily due to an increase in incentive compensation expense.

Growth and Value Plan Update: During the quarter, there were $33 million of one-time Growth and Value Plan related costs necessary to enable separation and reduce our cost structure comprised largely of professional fees and a charge related to a reduction in our lease commitments. These one-time costs are included in general corporate expense in our reported results.

Looking forward, the intention is to create two industry-leading companies with unique strategies:

McGraw-Hill Financial will focus on providing integrated solutions within and across market segments that fulfill evolving customer needs. The Corporation will take advantage of scale utilizing common platforms, processes and standards. It will use its vast global footprint and strong channel relationships to expand business organically. The Corporation will also utilize targeted acquisitions and alliances as well as cost-reduction initiatives to deliver additional shareholder value.

McGraw-Hill Education will seek to maintain the core business for profitability while simultaneously pursuing growth. The Corporation is also working to expand its educational services, exploit high-growth digital-enabled learning, build presence in emerging markets and pursue compelling acquisitions and partnerships.

Share Repurchase Program: In April, the previously announced accelerated share repurchase program was completed. Since January 2011, $1.5 billion was used to repurchase 35.7 million shares at a weighted average price of $42.05 per share. 22.7 million shares remain under the existing share repurchase authorization.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the first quarter were $932 million, a $41 million decline from December 31, 2011. First quarter 2012 adjusted free cash flow (see exhibits 3 and 9) was ($118 million), a decrease of $44 million from the first quarter of 2011 due to challenging working capital comparisons. The first quarter is a seasonally low cash flow period.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted earnings per share, adjusted net income, adjusted operating profit and adjusted corporate expense are non-GAAP financial measures contained in this earnings release that are derived from the Corporation's continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Corporation's operating performance between periods and to view the Corporation's business from the same perspective as Corporation management. Our non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 9 and 10.

Conference Call/Webcast Details: The Corporation's senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 24, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation's Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=4746923. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 24, 2012. Domestic participants may call (866) 498-9751; international participants may call +1 (203) 369-1800 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

In addition, there are certain risks and uncertainties relating to our previously announced Growth and Value Plan which contemplates a tax-free spin-off of our education business, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the transaction, unanticipated developments that may delay or negatively impact the spin-off, and the ability of each business to operate as an independent entity upon completion of the spin-off.

About The McGraw-Hill Companies: McGraw-Hill announced on September 12, 2011, its intention to separate into two public companies: McGraw-Hill Financial, a leading provider of content and analytics to global financial markets, and McGraw-Hill Education, a leading education company focused on digital learning and education services worldwide. McGraw-Hill Financial's leading brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Indices, Platts energy information services and J.D. Power and Associates. With sales of $6.2 billion in 2011, the Corporation has approximately 23,000 employees across more than 280 offices in 40 countries. Additional information is available at http://www.mcgraw-hill.com/.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS
Release issued: April 24, 2012

Contacts for The McGraw-Hill Companies:

Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 512-4321 (office)
chip_merritt@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Condensed Consolidated Statements of Income
Three months ended March 31, 2012 and 2011

(dollars in millions, except per share data)

	Three Months

(unaudited)	2012	2011	% Change

Revenue	$ 1,331	$ 1,261	6%

Expenses	1,110	1,045	6%

Operating Income	221	216	2%

Interest expense, net	21	19	11%

Income from continuing operations before taxes on income	200	197	2%

Provision for taxes on income	73	72	1%

Income from continuing operations	127	125	2%

Loss from discontinued operations, net of tax	-	(1)	N/M

Net income	127	124	2%

Less: net income attributable to noncontrolling interests	(4)	(4)	-

Net income attributable to The McGraw-Hill Companies, Inc.	$ 123	$ 120	3%

Amounts attributable to The McGraw-Hill Companies, Inc.
common shareholders:
Income from continuing operations	$ 123	$ 121	2%
Loss from discontinued operations, net of tax	-	(1)	N/M
Net income	$ 123	$ 120	3%

Earnings per share attributable to The McGraw-Hill
Companies, Inc. common shareholders:
Basic earnings per common share:
Income from continuing operations	$ 0.44	$ 0.40	12%
Loss from discontinued operations, net of tax	-	(0.01)	N/M
Net income	$ 0.44	$ 0.39	13%

Diluted earnings per common share:
Income from continuing operations	$ 0.43	$ 0.39	11%
Loss from discontinued operations, net of tax	-	-	N/M
Net income	$ 0.43	$ 0.39	12%

Dividend per common share	$ 0.255	$ 0.250	2%

Average number of common shares outstanding:
Basic	278.0	305.2
Diluted	283.8	309.6

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Condensed Consolidated Balance Sheets
March 31, 2012 and December 31, 2011

(dollars in millions)

	March 31,	December 31,
(unaudited)	2012	2011

Assets:
Cash and equivalents	$ 908	$ 944
Other current assets	1,670	1,735
Total current assets	2,578	2,679
Prepublication costs, net	346	325
Property and equipment, net	485	500
Goodwill and other intangible assets, net	2,659	2,656
Other non-current assets	284	267
Total assets	$ 6,352	$ 6,427

Liabilities and Equity:
Short-term debt	$ 400	$ 400
Unearned revenue	1,306	1,303
Other current liabilities	1,152	1,427
Long-term debt	798	798
Pension, other postretirement benefits and other non-current liabilities	910	915
Total liabilities	4,566	4,843
Total equity	1,786	1,584
Total liabilities and equity	$ 6,352	$ 6,427

Exhibit 2

The McGraw-Hill Companies
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2012 and 2011

(dollars in millions)

(unaudited)	2012	2011

Operating Activities:
Net income	$ 127	$ 124
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	30	32
Amortization of intangibles	14	15
Amortization of prepublication costs	20	23
Stock-based compensation	20	18
Other	26	15
Net changes in operating assets and liabilities	(262)	(178)
Cash (used for) provided by operating activities	(25)	49
Investing Activities:
Investment in prepublication costs	(39)	(28)
Capital expenditures	(15)	(18)
Acquisitions, net of cash acquired	(16)	(126)
Other	6	(7)
Cash used for investing activities	(64)	(179)
Financing Activities:
Dividends paid to shareholders	(74)	(77)
Dividends paid to noncontrolling interests	(1)	-
Repurchase of treasury shares	-	(124)
Exercise of stock options and other	117	50
Cash provided by (used for) financing activities	42	(151)
Effect of exchange rate changes on cash	11	25
Net change in cash and equivalents	(36)	(256)
Cash and equivalents at beginning of period	944	1,526
Cash and equivalents at end of period	$ 908	$ 1,270

Exhibit 3

The McGraw-Hill Companies
Operating Results by Segment
Three months ended March 31, 2012 and 2011

(dollars in millions)

(unaudited)		Three Months

		Revenue
		2012	2011	% Change

S&P Ratings		$ 466	$ 443	5%
S&P Capital IQ / S&P Indices		353	324	9%
Commodities & Commercial		233	206	13%
McGraw-Hill Education		296	303	(2%)
Intersegment Elimination		(17)	(15)	(13%)
	Total revenue	$ 1,331	$ 1,261	6%

		Segment Expenses
		2012	2011	% Change

S&P Ratings		$ 280	$ 253	11%
S&P Capital IQ / S&P Indices		246	228	8%
Commodities & Commercial		169	167	1%
McGraw-Hill Education		361	378	(4%)
Intersegment Elimination		(17)	(15)	(13%)
	Total segment expenses	$ 1,039	$ 1,011	3%

		Operating Income
		2012	2011	% Change

S&P Ratings		$ 186	$ 190	(2%)
S&P Capital IQ / S&P Indices		107	96	11%
Commodities & Commercial		64	39	64%
McGraw-Hill Education		(65)	(75)	13%
	Total operating segments	292	250	17%
General corporate expense		71	34	N/M
	Total operating income	$ 221	$ 216	2%

N/M - not meaningful

Exhibit 4

The McGraw-Hill Companies
Operating Results by Segment - As Reported vs. As Adjusted
Three months ended March 31, 2012 and 2011

(dollars in millions)

(unaudited)	Three months ended March 31,
		2012				2011	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted		As Reported	As Reported	As Adjusted

S&P Ratings	$ 186	$ -		$ 186		$ 190	(2%)	(2%)
S&P Capital IQ / S&P Indices	107	-		107		96	11%	11%
Commodities & Commercial	64	-		64		39	64%	64%
McGraw-Hill Education	(65)	-		(65)		(75)	13%	13%
Segment operating income	292	-		292		250	17%	17%
General corporate expense	71	33	(a)	38		34	N/M	12%
Operating income	221	33		254		216	2%	18%
Interest expense, net	21	-		21		19	11%	11%
Income before taxes on income	200	33		233		197	2%	18%
Provision for taxes on income	73	12		85		72	1%	18%
Income from continuing operations	127	21		148		125	2%	18%
Loss from discontinued operations, net of tax	-	-		-		(1)	N/M	N/M
Net income	127	21		148		124	2%	19%
Less: Noncontrolling interests net income	(4)	-		(4)		(4)	-	-
Net income attributable to MHP	$ 123	21		$ 144		$ 120	3%	20%

Amounts attributable to MHP common shareholders:
Income from continuing operations	$ 123	21		$ 144		$ 121	2%	19%
Loss from discontinued operations, net of tax	-	-		-		(1)	N/M	N/M
Net income	$ 123	21		$ 144		$ 120	3%	20%

Diluted EPS from continuing operations	$ 0.43	$ 0.07		$ 0.51	[1]	$ 0.39	11%	30%

N/M - not meaningful

(1)	EPS amounts do not sum due to rounding

(a)

Includes $33 million of Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which includes professional fees and a charge related to a reduction in our lease commitments

Exhibit 5

The McGraw-Hill Companies
Standard & Poor's Ratings
Three months ended March 31, 2012 and 2011

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)	2012	2011	% Change

Transaction revenue (a)	$ 194	$ 176	10%
Non-transaction revenue (b) (c)	272	267	2%
Total Standard & Poor's Ratings	$ 466	$ 443	5%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance
(c)	Includes intersegment royalty revenue from S&P Capital IQ / S&P Indices of $17 million and $15 million for the three months ended March 31, 2012 and 2011, respectively

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Domestic revenue	$ 248	$ 239	4%
International revenue	218	204	7%
Total Standard & Poor's Ratings	$ 466	$ 443	5%

Exhibit 6

The McGraw-Hill Companies
S&P Capital IQ / S&P Indices
Three months ended March 31, 2012 and 2011

(dollars in millions)

S&P Capital IQ / S&P Indices Revenue

(unaudited)	2012	2011	% Change

S&P Capital IQ	$ 274	$ 248	10%
S&P Indices	79	76	5%
Total S&P Capital IQ / S&P Indices	$ 353	$ 324	9%

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Subscription revenue (a)	$ 265	$ 240	10%
Non-subscription revenue (b)	88	84	4%
Total S&P Capital IQ / S&P Indices	$ 353	$ 324	9%

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Domestic revenue	$ 245	$ 231	6%
International revenue	108	93	16%
Total S&P Capital IQ / S&P Indices	$ 353	$ 324	9%

Exhibit 7

The McGraw-Hill Companies
Commodities & Commercial
Three months ended March 31, 2012 and 2011

(dollars in millions)

Commodities & Commercial Revenue

(unaudited)	2012	2011	% Change

Commodities	$ 118	$ 97	22%
Commercial	115	109	5%
Total Commodities & Commercial	$ 233	$ 206	13%

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Subscription revenue (a)	$ 151	$ 133	13%
Non-subscription revenue (b)	82	73	11%
Total Commodities & Commercial	$ 233	$ 206	13%

(a)

Revenue related to Platts real-time news, market data and price assessments, along with other print and digital information products primarily serving the energy, automotive, construction, aerospace and defense markets.

(b)	Revenue related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Domestic revenue	$ 135	$ 127	6%
International revenue	98	79	23%
Total Commodities & Commercial	$ 233	$ 206	13%

Exhibit 8

The McGraw-Hill Companies
Non-GAAP Financial Information
Three months ended March 31, 2012 and 2011

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Three Months
	2012	2011
Cash (used for) provided by operating activities	$ (25)	$ 49
Investment in prepublication costs	(39)	(28)
Capital expenditures	(15)	(18)
Cash flow before dividends	(79)	3
Dividends paid to shareholders	(74)	(77)
Growth & Value Plan cash outlays	36	-
Dividends paid to noncontrolling interests	(1)	-
Free cash flow	$ (118)	$ (74)

Commodities Revenue, Adjusted for Steel Business Briefing Group

(unaudited)	Three Months		% Change
	2012	2011

Commodities	$ 118	$ 97	22%
Steel Business Briefing Group	(3)	-	N/M
Adjusted Commodities Revenue	$ 115	$ 97	18%

N/M - not meaningful

Exhibit 9

The McGraw-Hill Companies
Proforma McGraw-Hill Financial & McGraw-Hill Education - As Reported vs. As Adjusted
Three months ended March 31, 2012 and 2011

(dollars in millions)

Note - The Corporation's previously announced Growth and Value Plan includes the creation of two independent companies in 2012: the newly named McGraw-Hill Financial and McGraw-Hill Education. This exhibit is derived from Exhibits 4 and 5 and is for informational purposes only and is not intended to represent what the results for the new McGraw-Hill Financial would have been had the spin-off occurred on the date presented.

(unaudited)	Three months ended March 31,
		2012			2011	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Reported	As Adjusted
Revenue
Standard & Poor's Ratings	$ 466			$ 466	$ 443	5%	5%
S&P Capital IQ / S&P Indices	353			353	324	9%	9%
Commodities & Commercial	233			233	206	13%	13%
Intersegment Elimination	(17)			(17)	(15)	(13%)	(13%)
New McGraw-Hill Financial	1,035			1,035	958	8%	8%
McGraw-Hill Education	296			296	303	(2%)	(2%)
Total revenue	$ 1,331			$ 1,331	$ 1,261	6%	6%

Operating Income
Standard & Poor's Ratings	$ 186	$ -		$ 186	$ 190	(2%)	(2%)
S&P Capital IQ / S&P Indices	107	-		107	96	11%	11%
Commodities & Commercial	64	-		64	39	64%	64%
New McGraw-Hill Financial	357	-		357	325	10%	10%
McGraw-Hill Education	(65)	-		(65)	(75)	13%	13%
Segment operating income	$ 292	$ -		$ 292	$ 250	17%	17%
General corporate expense	71	33	(a)	38	34	N/M	12%
Total operating income	$ 221	$ 33		$ 254	$ 216	2%	18%

(a)

Includes $33 million of Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which includes professional fees and a charge related to a reduction in our lease commitments

N/M - not meaningful

Exhibit 10